HOVERINK BIOTECHNOLOGIES INITIATES PRIVATE PLACEMENT OF CONVERTIBLE NOTES

LOS ANGELES, CA, APRIL 27 2018 – Hoverink Biotechnologies, Inc announced today it intends to offer, subject to market and other conditions, $2.5 million of Series A Convertible Notes, through a Regulation D 506(b) offering to qualified buyers. The Notes would be convertible into Hoverink common stock and would have a two-year term. the Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. Hoverink Biotechnologies, Inc., headquartered in Los Angeles, CA, is an independent preclinical biopharmaceutical company. The Company develops, manufactures, and commercializes pharmaceutical preparations and drug treatment for age-related diseases, cancer, mental illnesses, and gastrointestinal and oncological disorders. Hoverink Biotechnologies serves patients in the United States.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, uncertainties related to the offering of the notes. Actual results could differ materially. for more information on Hoverink Biotechnologies, Inc. please visit the company’s web site at http://www.hoverinkbiotech.yolasite.com/ or call the Hoverink Biotechnologies Corporate Communications Department at 866-443-4666 EXT 113